As filed with the Securities and Exchange Commission on May 12, 2003	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHOICEPOINT INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2309650 (I.R.S. Employee Identification No.)

1000 Alderman Drive Alpharetta, Georgia (Address of principal executive offices)	30005 (Zip Code)

CHOICEPOINT INC. 2003 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

J. Michael de Janes
1000 Alderman Drive
Alpharetta, Georgia 30005
(Name and address of agent for service)

(770) 752-6000
(Telephone number, including area code, of agent for service)

With a copy to:
Lisa A. Stater, Esq.
Jones Day
3500 SunTrust Plaza
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3242

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered (1)	per share (2)	offering price (2)	registration fee (3)

Common Stock, $.10 par value, and Share Purchase Rights	3,500,000	$32.87	$115,045,000	$9,307

(1)	In addition to the shares of Common Stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustment provisions as provided in the ChoicePoint Inc. 2003 Omnibus Incentive Plan (the “Plan”), as well as the Share Purchase Rights, which are attached to the shares of Common Stock being registered, and will be issued for no additional consideration so that no additional registration fee is required.

(2)	The registration fee with respect to the shares of Common Stock was calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The registration fee is based on the average of the reported high and low sales prices of ChoicePoint Inc. Common Stock on the New York Stock Exchange on May 8, 2003, a date within 5 business days prior to the date of filing of this Registration Statement.

(3)	The registration fee is calculated by multiplying the product of the proposed maximum offering price per share and the number of shares to be registered by .00008090.

EXPLANATORY NOTE
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-5 OPINION OF JONES DAY
EX-23.2 CONSENT OF DELOITTE & TOUCHE LLP

EXPLANATORY NOTE

In accordance with the Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by ChoicePoint (the “Company”) (File No. 1-13069) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(a)	The annual report of the Company on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 27, 2003;

(b)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2002;

(c)	The description of the common stock in the Company’s registration statement on Form 8-A, filed with the Commission on July 21, 1997, as amended; and

(d)	The description of the share purchase rights in the Company’s registration statement on Form 8-A, filed with the Commission on November 5, 1997, as amended on August 17, 1999, May 10, 2000 and July 30, 2002.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus or the registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Georgia Business Corporation Code (the “GBBC”) provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and reasonably believed that (i) in the case of conduct in his or her official capacity, such conduct was in the best interests of the corporation; (ii) in all other cases, such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe that such conduct was unlawful. A corporation may not indemnify a director in connection with (i) a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director met the relevant standard of conduct under the GBCC; or (ii) any proceeding with respect to conduct for which he or she was adjudged liable on the basis that a personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. A corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer or the corporation (i) to the same extent as a director; and (ii) if he or she is not a director, to such further extent as may be provided by the Articles of

Incorporation, the Bylaws, a resolution of the board of directors or contract, except for liability arising out of conduct that constitutes (i) an appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability for unlawful distributions as set forth in Section 14-2-832 of the GBCC; or (iv) the receipt of an improper personal benefit.

     Article VI of the Company’s Articles of Incorporation provides for indemnification of the officers and directors of the Company to the fullest extent permitted by the GBBC. Such indemnification is not exclusive of any additional indemnification that the Company’s Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled. The Articles of Incorporation provide that the Board of Directors may determine from time to time whether and to what extent to maintain insurance providing indemnification for officers and directors, and such insurance need to be limited to the Company’s power of indemnification under the GBCC. The Company’s Bylaws permit the Company to purchase and maintain insurance on behalf of its directors, officers, employees and agents, or to those persons who serve at the Company’s request as a director, officer, partner, trustee, employee or agent of another entity, whether or not the Company could indemnify or advance expenses to such person under Article VI of the Company’s Bylaws or the GBCC. The Company maintains insurance on behalf of its officers and directors against liability asserted against or incurred by such person in such capacity, or arising out of such person’s status as such. Article V of the Company’s Bylaws generally provides that the Company shall indemnify a director or officer except for a director or officer who is adjudged liable to the Company or is subject to injunctive relief in favor of the Company for (i) any appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability for unlawful distributions set forth in Section 14-2-832 of the GBCC; or (iv) any transaction from which he or she received an improper personal benefit. The Company’s Bylaws obligate the Company, under certain circumstances, to advance expenses to its officers and directors who are parties to an action, suit or proceeding for which indemnification may be sought. The Company’s Bylaws permit, but do not require, the Company to advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the GBCC, indemnify and advance expenses to a director. Article V of the Company’s Articles of Incorporation provides that no director shall be liable to the Company or to its shareholders for monetary damages for any action taken, or any failure to take action, including without limitation, for breach of duty of care or other duty as a director, except that there shall be no elimination or limitation of liability for any conduct described in clauses (i) through (iv).

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4	ChoicePoint Inc. 2003 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 21, 2003).

*5	Opinion of Jones Day.

23.1	Consent of Jones Day (included in Exhibit 5).

*23.2	Consent of Deloitte & Touche LLP, independent public accountants.

24	Power of Attorney (included in the signature page of this registration statement).

*	filed herewith

     Note regarding change in accountants: The Company’s independent public accountants for the years ended December 31, 2001 and 2000 were Arthur Andersen LLP. The Company appointed Deloitte & Touche LLP as its independent public accountants for 2002. The financial statements for years ended December 31, 2001 and 2000 incorporated by reference in this registration statement were audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The Company has not been able to obtain the written consent of Arthur Andersen regarding the incorporation of its report in this registration statement, and the Company has dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act or 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 12th day of May 2003.

CHOICEPOINT INC.

By:	/s/ DEREK V. SMITH Derek V. Smith Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Derek V. Smith and J. Michael de Janes, and either of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DEREK V. SMITH Derek V. Smith	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2003

/s/ DOUGLAS C. CURLING Douglas C. Curling	President, Chief Operating Officer and Director	May 12, 2003

/s/ STEVEN W. SURBAUGH Steven W. Surbaugh	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2003

/s/ THOMAS M. COUGHLIN Thomas M. Coughlin	Director	May 12, 2003

Signature	Title	Date

/s/ JAMES M. DENNY James M. Denny	Director	May 12, 2003

/s/ BONNIE G. HILL Bonnie G. Hill	Director	May 12, 2003

/s/ JOHN J. HAMRE John J. Hamre	Director	May 12, 2003

/s/ KENNETH G. LANGONE Kenneth G. Langone	Director	May 12, 2003

/s/ BERNARD MARCUS Bernard Marcus	Director	May 12, 2003

/s/ TERRENCE MURRAY Terrence Murray	Director	May 12, 2003

/s/ CHARLES I. STORY Charles I. Story	Director	May 12, 2003

EXHIBIT INDEX

Exhibit
Number	Description

4	ChoicePoint Inc. 2003 Omnibus Incentive Plan (filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 21, 2003).

*5	Opinion of Jones Day.

23.1	Consent of Jones Day (included in Exhibit 5).

*23.2	Consent of Deloitte & Touche LLP, independent public accountants.

24	Power of Attorney (included in the signature page of this registration statement).

*	filed herewith